Exhibit 10.3

TRANSITION SERVICES AGREEMENT

BETWEEN

MCDERMOTT INTERNATIONAL, INC.

(as service provider)

and

THE BABCOCK & WILCOX COMPANY

(as service receiver)

Dated [                    ], 2010

i

		Page No.
Section 11.5	Counterparts	11
Section 11.6	Severability	11
Section 11.7	Governing Law	11
Section 11.8	Performance	11
Section 11.9	Relationship of Parties	11
Section 11.10	Regulations	11
Section 11.11	Construction	11
Section 11.12	Effect if Separation does not Occur	12

ii

TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT (together with the Schedules hereto, this “Agreement”) is entered into as of [                    ], 2010, by and between McDermott International, Inc., a Panamanian corporation (“McDermott”), and The Babcock & Wilcox Company, a Delaware corporation (“B&W”).

WHEREAS, the Board of Directors of McDermott has determined that it would be appropriate and desirable for McDermott to distribute (the “Distribution”) on a pro rata basis to the holders of outstanding shares of common stock, par value $1.00 per share, of McDermott all of the outstanding shares of common stock, par value $0.01 per share, of B&W owned by McDermott;

WHEREAS, in order to effectuate the foregoing, McDermott and B&W have entered into a Master Separation Agreement, dated as of the date hereof (the “Master Separation Agreement”), which provides, among other things, upon the terms and subject to the conditions thereof, for the separation of the respective businesses of McDermott and B&W and the Distribution, and the execution and delivery of certain other agreements, including this Agreement, in order to facilitate and provide for the foregoing; and

WHEREAS, in order to provide for an orderly transition under the Master Separation Agreement, it will be advisable for McDermott, through members of the MII Group, to provide to B&W certain services described herein for a transitional period.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

“Additional Services” has the meaning set forth in Section 2.3.

“Agreement” has the meaning set forth in the preamble.

“Availed Party” has the meaning set forth in Section 9.2(a).

“B&W” has the meaning set forth in the preamble.

“Distribution” has the meaning set forth in the recitals.

“Force Majeure Event” has the meaning set forth in Section 10.1.

“Master Separation Agreement” has the meaning set forth in the recitals.

“McDermott” has the meaning set forth in the preamble.

“Schedules” means Schedules [    ] through [    ] attached hereto.

“Security Regulations” has the meaning set forth in Section 9.2(a).

“Service Coordinator” has the meaning set forth in Section 2.2.

“Services” has the meaning set forth in Section 2.1(a).

“Systems” has the meaning set forth in Section 9.2(a).

“Tax” has the meaning set forth in Section 4.4.

Capitalized terms used but not otherwise defined in this Agreement shall have the respective meanings assigned to such terms in the Master Separation Agreement.

ARTICLE II

SERVICES

Section 2.1 Services.

(a) Upon the terms and subject to the conditions of this Agreement, McDermott, acting directly and/or through its Affiliates and their respective employees, agents, contractors or independent third parties designated by any of them, agrees to use commercially reasonable efforts to provide or to cause to be provided services to the B&W Group as set forth in the Schedules (including any Additional Services provided in accordance with Section 2.3 hereof, all such services are collectively referred to herein as the “Services”).

(b) At all times during the performance of the Services, all Persons performing such Services (including agents, temporary employees, independent third parties and consultants) shall be construed as being independent from the B&W Group, and such Persons shall not be considered or deemed to be employees of any member of the B&W Group nor entitled to any employee benefits of B&W as a result of this Agreement. The responsibility of such Persons is to perform the Services in accordance with this Agreement and, as necessary, to advise the applicable member of the B&W Group in connection therewith, and such Persons shall not be responsible for decision-making on behalf of any member of the B&W Group. Such Persons shall not be required to report to management of any member of the B&W Group nor be deemed to be under the management or direction of any member of the B&W Group. B&W acknowledges and agrees that, except as may be expressly set forth herein as a Service (including any Additional Services provided in accordance with Section 2.3 hereof) or otherwise expressly set forth in the Master Separation Agreement or an Ancillary Agreement, no member of the MII Group shall be obligated to provide, or cause to be provided, any service or goods to any member of the B&W Group.

(c) Notwithstanding anything to the contrary in this Agreement, McDermott and members of the MII Group shall not be required to perform Services hereunder or take any actions relating thereto that conflict with or violate any applicable law, contract, license, authorization, certification or permit or McDermott’s Code of Business Conduct or other governance policies, as they may be amended from time to time.

Section 2.2 Service Coordinators. Each party will nominate in writing a representative to act as the primary contact with respect to the provision of the Services and the resolution of disputes under this Agreement (each such person, a “Service Coordinator”). The initial Service Coordinators shall be [            ] and [            ] (or their designated delegates) for each of McDermott and B&W, respectively. The Service Coordinators shall meet as expeditiously as possible to resolve any dispute hereunder; and any dispute that is not resolved by the Service Coordinators within 45 days shall be resolved in accordance with the dispute resolution procedures set forth in Article V of the Master Separation Agreement. Each party hereto may treat an act of a Service Coordinator of the other party hereto which is consistent with the provisions of this Agreement as being authorized by such other party without inquiring behind such act or ascertaining whether such Service Coordinator had authority to so act; provided, however, that no such Service Coordinator shall have authority to amend this Agreement. McDermott and B&W shall advise each other promptly (in any case no more than three Business Days) in writing of any change in their respective Service Coordinators, setting forth the name of the replacement, and stating that the replacement Service Coordinator is authorized to act for such party in accordance with this Section 2.2.

Section 2.3 Additional Services. B&W may request additional Services (the “Additional Services”) from McDermott by providing written notice. Upon the mutual written agreement as to the nature, cost, duration and scope of such Additional Services, McDermott and B&W shall supplement in writing the Schedules hereto to include such Additional Services. Subject to the other limitations in this Agreement, including the provisions in

Section 2.6, but notwithstanding the foregoing provisions of this Section 2.3, in addition to providing the Services specified in the Schedules, McDermott, acting directly and/or through its Affiliates and their respective employees, agents, contractors or independent third parties designated by any of them, shall use commercially reasonable efforts to provide or to cause to be provided additional, de minimis administrative support services to the B&W Group as may be requested by any member of the B&W Group from time to time, at no cost beyond the amounts set forth in the Schedules (as the amounts set forth in the Schedules contemplate such additional, de minimis administrative support services); provided, however, that, for any such additional services to be considered de minimis for purposes of this sentence, such additional services shall not require the attention of (i) any one employee of any member of the McDermott Group for more than 2 hours in any single calendar month or (ii) any group of employees of any one or more members of the McDermott Group for more than 30 hours in any single calendar month. Except where the context otherwise indicates or requires, any such additional services referred to in the immediately preceding sentence shall be deemed to be “Services” under this Agreement.

Section 2.4 Third Party Services. McDermott shall have the right to hire third-party subcontractors to provide all or part of any Service hereunder; provided, that McDermott shall consult in good faith with B&W regarding the proposed hiring of any third-party subcontractor that has not previously been involved in the activities relating to such Service prior to the date hereof; provided, further, that, in the event such subcontracting is inconsistent with the practice applied by McDermott generally from time to time within its own organization, McDermott shall give notice to B&W of its intent to subcontract any portion of the Services and B&W shall have 20 days (or such lesser period set forth in the notice as may be practicable in the event of exigent circumstances) to determine, in its sole discretion, whether to permit such subcontracting or whether to cancel such Service in accordance with Article VI hereof. If B&W opts to cancel a Service pursuant to the immediately preceding sentence, it shall not be liable to McDermott pursuant to Section 6.1 for any costs or expenses McDermott or any member of the MII Group remains obligated to pay to the third-party subcontractor identified in the notice provided by McDermott as described above. McDermott shall not be required to give notice of its intent to subcontract Services to any party listed on Exhibit 2.4 hereto, nor shall B&W have any right to cancel any Service subcontracted to any such listed party pursuant to this Section 2.4 (provided, that this sentence shall not prevent B&W from cancelling any Service pursuant to Section 6.1).

Section 2.5 Standard of Performance; Limitation of Liability.

(a) The Services to be provided hereunder shall be performed with the same general degree of care, at the same general level and at the same general degree of accuracy and responsiveness, as when performed within the McDermott organization (including, for this purpose, B&W and its subsidiaries) prior to the date of this Agreement. It is understood and agreed that McDermott and the members of the MII Group are not professional providers of the types of services included in the Services and that McDermott personnel performing Services have other responsibilities and will not be dedicated full-time to performing Services hereunder.

(b) In the event McDermott or any member of the MII Group fails to provide, or cause to be provided, the Services in accordance with the standard of service set forth in Section 2.5(a) or Section 2.5(c), the sole and exclusive remedy of B&W shall be, at B&W’s sole discretion, within 90 days from the date that McDermott or such member of the MII Group first fails to provide such Service, to not pay for such Service; provided that in the event McDermott defaults in the manner described in clause (ii) of Section 7.1, B&W shall have the further rights set forth in Article VII.

(c) EXCEPT AS EXPRESSLY SET FORTH IN THIS SECTION 2.5, NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESSED OR IMPLIED (INCLUDING THE WARRANTIES OF NON-INFRINGEMENT, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR CONFORMITY TO ANY REPRESENTATION OR DESCRIPTION), ARE MADE BY MCDERMOTT OR ANY MEMBER OF THE MII GROUP WITH RESPECT TO THE SERVICES UNDER THIS AGREEMENT AND, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ALL SUCH REPRESENTATIONS OR WARRANTIES ARE HEREBY WAIVED AND DISCLAIMED. B&W (ON

ITS OWN BEHALF AND ON BEHALF OF EACH OTHER MEMBER OF THE B&W GROUP) HEREBY EXPRESSLY WAIVES ANY RIGHT B&W OR ANY MEMBER OF THE B&W GROUP MAY OTHERWISE HAVE FOR ANY LOSSES, TO ENFORCE SPECIFIC PERFORMANCE OR TO PURSUE ANY OTHER REMEDY AVAILABLE IN CONTRACT, AT LAW OR IN EQUITY IN THE EVENT OF ANY NON-PERFORMANCE, INADEQUATE PERFORMANCE, FAULTY PERFORMANCE OR OTHER FAILURE OR BREACH BY MCDERMOTT OR ANY MEMBER OF THE MII GROUP UNDER OR RELATING TO THIS AGREEMENT, NOTWITHSTANDING THE NEGLIGENCE OR GROSS NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT OR ACTIVE OR PASSIVE) OF MCDERMOTT OR ANY MEMBER OF THE MII GROUP OR ANY THIRD PARTY SERVICE PROVIDER AND WHETHER DAMAGES ARE ASSERTED IN CONTRACT OR TORT, UNDER FEDERAL, STATE OR NON U.S. LAWS OR OTHER STATUTE OR OTHERWISE; PROVIDED, HOWEVER, THAT THE FOREGOING WAIVER SHALL NOT EXTEND TO COVER, AND MCDERMOTT SHALL BE RESPONSIBLE FOR, SUCH LOSSES CAUSED BY THE WILLFUL MISCONDUCT OF MCDERMOTT OR ANY MEMBER OF THE MII GROUP. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL THE MII GROUP BE LIABLE TO THE B&W GROUP WITH RESPECT TO CLAIMS ARISING OUT OF THIS AGREEMENT FOR AMOUNTS IN THE AGGREGATE EXCEEDING THE AGGREGATE SERVICE CHARGES PAID HEREUNDER BY THE B&W GROUP.

Section 2.6 Service Boundaries and Scope. Except as provided in a Schedule for a specific Service: (a) McDermott shall be required to provide, or cause to be provided, the Services only at the locations such Services are being provided by any member of the MII Group for any member of the B&W Group immediately prior to the Distribution Date; provided, however, that, to the extent any such Service is to be provided by an employee of McDermott who works in the corporate headquarters of McDermott, such Service shall, to the extent feasible, only be provided by such employee from the corporate headquarters of McDermott; and (b) the Services shall be available only for purposes of conducting the business of the B&W Group substantially in the manner it was conducted immediately prior to the Distribution Date. Except as provided in a Schedule for a specific Service, in providing, or causing to be provided, the Services, McDermott shall not be obligated to: (i) maintain the employment of any specific employee or hire additional employees or third-party service providers; (ii) purchase, lease or license any additional equipment (including computer equipment, furniture, furnishings, fixtures, machinery, vehicles, tools and other tangible personal property), software or other assets, rights or properties; (iii) make modifications to its existing systems or software; (iv) provide any member of the B&W Group with access to any systems or software other than those to which it has authorized access immediately prior to the Distribution Date; or (v) pay any costs related to the transfer or conversion of data of any member of the B&W Group. B&W acknowledges (on its own behalf and on behalf of the other members of the B&W Group) that the employees of McDermott or any other members of the MII Group who may be assisting in the provision of Services hereunder are at-will employees and, as such, may terminate or be terminated from employment with McDermott or any of the other members of the MII Group providing Services hereunder at any time for any reason. In no event shall McDermott or any of its Affiliates or any of their respective employees or agents be required to perform any Services or take any other actions hereunder that conflict with any applicable Law. For the avoidance of doubt and except as may hereafter be designated as Additional Services in accordance with Section 2.3, the Services do not include any services required for or as the result of any business acquisitions, divestitures, start-ups or terminations by the B&W Group. To the extent B&W desires McDermott to provide any services in connection with any such acquisitions, divestitures, start-ups or terminations, B&W shall follow the procedures for requesting Additional Services pursuant to Section 2.3.

Section 2.7 Cooperation. McDermott and B&W shall cooperate with one another and provide such further assistance as the other party may reasonably request in connection with the provision of Services hereunder.

Section 2.8 Transitional Nature of Services; Changes. Subject to Sections 2.3 and 2.5, the parties acknowledge the transitional nature of the Services and that McDermott may make changes from time to time in the manner of performing the Services.

Section 2.9 Access. During the term of this Agreement and for so long as any Services are being provided to B&W by McDermott, B&W will provide McDermott and its authorized representatives reasonable access, during regular business hours upon reasonable notice, to B&W and its employees, representatives, facilities and books and records as McDermott and its representatives may reasonably require in order to perform such Services.

ARTICLE III

SERVICE CHARGES

Section 3.1 Compensation. Subject to the specific terms of this Agreement, the compensation to be received by McDermott for each Service provided hereunder will be the fees set forth on the Schedule relating to the particular Service, subject to any escalation provided for on such Schedule. In consideration for the provision of a Service, each member of the B&W Group receiving such Service shall pay to McDermott or, at the election of McDermott, the member of the MII Group providing such Service, the applicable fee for such Service as set forth on the attached Schedules.

ARTICLE IV

PAYMENT

Section 4.1 Payment. Except as otherwise provided in a Schedule for a specific Service, charges for Services shall be invoiced monthly by McDermott or, at its option, the member of the MII Group providing the Service. Except as otherwise provided in a Schedule for a specific Service, B&W shall make the corresponding payment no later than 60 days after receipt of the invoice. Unless otherwise provided in this Agreement, B&W shall remit funds in payment of invoices provided hereunder either by wire transfer or ACH (Automated Clearing House) in accordance with the payment instructions set forth in Schedule 4.1. Each invoice shall be directed to the B&W Service Coordinator or such other person designated in writing from time to time by such Service Coordinator. The invoice shall set forth in reasonable detail the Services rendered and the invoice amount for the Services rendered for the period covered by such invoice. Interest will accrue on any unpaid amounts at ten percent (10%) per annum (compounded monthly) or, if less, the maximum non-usurious rate of interest permitted by applicable law, until such amounts, together with all accrued and unpaid interest thereon, are paid in full. All timely payments under this Agreement shall be made without early payment discount. Any preexisting obligation to make payment for Services provided hereunder shall survive the termination of this Agreement. If McDermott incurs any reasonable out-of-pocket expenses (including any incremental license fees incurred by McDermott in connection with performance of the Services and any travel expenses incurred at the request or with the consent of B&W) or remits funds to a third-party on behalf of B&W, in either case in connection with the rendering of Services, then McDermott shall include such amount on its monthly invoice to B&W, with reasonable supporting documentation, and B&W shall reimburse that amount to McDermott pursuant to this Section 4.1 as part of its next monthly payment.

Section 4.2 Payment Disputes. B&W may object to any amounts for any Service at any time before, at the time of, or after payment is made, provided such objection is made in writing to McDermott within 120 days following the date of the disputed invoice. B&W shall timely pay the disputed items in full while resolution of the dispute is pending; provided, however, that McDermott shall pay interest at a rate of five percent (5%) per annum (compounded monthly) on any amounts it is required to return to B&W upon resolution of the dispute. Payment of any amount shall not constitute approval thereof. The Service Coordinators shall meet as expeditiously as possible to resolve any dispute. Any dispute that is not resolved by the Service Coordinators within 45 days shall be resolved in accordance with the dispute resolution and arbitration procedures set forth in Article V of the Master Separation Agreement. Neither party (or any member of its respective Group) shall have a right of set-off against the other party (or any member of its respective Group) for billed amounts hereunder. Upon written request, McDermott will provide to B&W reasonable detail and support documentation to permit B&W to verify the accuracy of an invoice.

Section 4.3 Review of Charges; Error Correction. McDermott shall maintain accurate books and records (including invoices of third parties) related to the Services sufficient to calculate, and allow B&W to verify, the amounts owed under this Agreement. From time to time until 120 days following the termination of this Agreement, B&W shall have the right to review, and McDermott shall provide access to, such books and records to verify the accuracy of such amounts, provided that such reviews shall not occur more frequently than once per calendar quarter. Each such review shall be conducted during normal business hours and in a manner that does not unreasonably interfere with the operations of McDermott. If, as a result of any such review, B&W determines that it overpaid any amount to McDermott, then B&W may raise an objection pursuant to the provisions of Section 4.2. B&W shall bear the cost and expense of any such review. McDermott shall make adjustments to charges as required to reflect the discovery of errors or omissions in charges.

Section 4.4 Taxes. All transfer taxes, excises, fees or other charges (including value added, sales, use or receipts taxes, but not including a tax on or measured by the income, net or gross revenues, business activity or capital of a member of the MII Group), or any increase therein, now or hereafter imposed directly or indirectly by law upon any fees paid hereunder for Services, which a member of the MII Group is required to pay or incur in connection with the provision of Services hereunder (“Tax”), shall be passed on to B&W as an explicit surcharge and shall be paid by B&W in addition to any Service fee payment, whether included in the applicable Service fee payment, or added retroactively. If B&W submits to McDermott a timely and valid resale or other exemption certificate acceptable to McDermott and sufficient to support the exemption from Tax, then such Tax will not be added to the Service fee payable pursuant to Article III; provided, however, that if a member of the MII Group is ever required to pay such Tax, B&W will promptly reimburse McDermott for such Tax, including any interest, penalties and attorney’s fees related thereto. The parties will cooperate to minimize the imposition of any Taxes.

Section 4.5 Records. McDermott shall maintain true and correct records of all receipts, invoices, reports and such other documents relating to the Services hereunder in accordance with its standard accounting practices and procedures, consistently applied. McDermott shall retain such accounting records and make them available to B&W’s authorized representatives and auditors for a period of not less than one year from the close of each fiscal year of McDermott; provided, however, that McDermott may, at its option, transfer such accounting records to B&W upon termination of this Agreement.

ARTICLE V

TERM

Section 5.1 Term. Subject to Articles VI and VII, the MII Group shall provide the specific Services to the B&W Group pursuant to this Agreement for the time period set forth on the Schedule relating to the specific Service. In accordance with the Master Separation Agreement and Article VI of this Agreement, except as otherwise provided in a Schedule for a specific Service, B&W shall undertake to provide to itself and members of the B&W Group, and to terminate as soon as reasonably practicable, the Services provided to the B&W Group hereunder. Except as otherwise provided in a Schedule for a specific Service or group of related Services, all Services provided for hereunder shall terminate on March 31, 2011. Except as otherwise expressly agreed or unless sooner terminated, this Agreement shall commence upon the Distribution Date and shall continue in full force and effect between the parties for so long as any Service set forth in any Schedule hereto is being provided to B&W or members of the B&W Group and this Agreement shall terminate upon the cessation of all Services provided hereunder; provided that Articles I, IV, VIII, IX and XI and Section 2.5(c) will survive the termination of this Agreement and any such termination shall not affect any obligation for the payment of Services rendered prior to termination.

ARTICLE VI

DISCONTINUATION OF SERVICES

Section 6.1 Discontinuation of Services. Unless otherwise provided in the relevant Schedule for a particular Service, at any time after the Distribution Date, B&W may, without cause and in accordance with the terms and conditions hereunder and the Master Separation Agreement, request the discontinuation of one or more specific Services by giving McDermott at least 30 days’ prior written notice; provided, however, that any such discontinuation will not affect the amounts payable to McDermott hereunder unless (and then only to the extent that) the charges for the discontinued Services have been separately identified in the applicable Schedule. B&W shall be liable to McDermott for all costs and expenses McDermott or any member of the MII Group remains obligated to pay in connection with any discontinued Service or Services, except in the case of a Service terminated by B&W pursuant to clause (ii) of the first sentence of Section 7.1 hereof. The parties shall cooperate as reasonably required to effectuate an orderly and systematic transfer to the B&W Group of all of the duties and obligations previously performed by McDermott or a member of the MII Group under this Agreement.

Section 6.2 Procedures Upon Discontinuation or Termination of Services. Upon the discontinuation or termination of a Service hereunder, this Agreement shall be of no further force and effect with respect to such Service, except as otherwise provided in a Schedule for a specific Service and except as to obligations accrued prior to the date of discontinuation or termination; provided, however, that Articles I, IV, VIII, IX and XI and Section 2.5(c) of this Agreement shall survive such discontinuation or termination. Each party and the applicable member(s) of its respective Group shall, within 60 days after discontinuation or termination of a Service, deliver to the other party and the applicable member(s) of its respective Group originals of all books, records, contracts, receipts for deposits and all other papers or documents in its possession which pertain exclusively to the business of the other party and relate to such Service; provided that a party may retain copies of material provided to the other party pursuant to this Section 6.2 as it deems necessary or appropriate in connection with its financial reporting obligations or internal control practices and policies.

ARTICLE VII

DEFAULT

Section 7.1 Termination for Default. In the event (i) of a failure of B&W to pay for Services in accordance with the terms of this Agreement, or (ii) any party shall default, in any material respect, in the due performance or observance by it of any of the other terms, covenants or agreements contained in this Agreement, then (1) if the non-defaulting party is McDermott, McDermott shall have the right, at its sole discretion, to immediately terminate the Service with respect to which the default occurred, and (2) if the non-defaulting party is B&W, B&W shall have the right, at its sole discretion, to immediately terminate the Service with respect to which the default occurred, in either case if the defaulting party has failed to cure the default within 30 days of receipt of the written notice of such default. B&W’s right to terminate this Agreement pursuant to this Article VII and the rights set forth in Section 2.5 shall constitute B&W’s sole and exclusive rights and remedies for a breach by McDermott hereunder (including any breach caused by an Affiliate of McDermott or other third party providing a Service hereunder).

ARTICLE VIII

INDEMNIFICATION AND WAIVER

Section 8.1 Waiver of Consequential Damages. NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY UNDER THIS AGREEMENT FOR ANY EXEMPLARY, PUNITIVE, SPECIAL, INDIRECT,

CONSEQUENTIAL, REMOTE OR SPECULATIVE DAMAGES (INCLUDING IN RESPECT OF LOST PROFITS OR REVENUES), HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE OR GROSS NEGLIGENCE) ARISING IN ANY WAY OUT OF THIS AGREEMENT, WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES; PROVIDED, HOWEVER, THAT THE FOREGOING LIMITATIONS SHALL NOT LIMIT EACH PARTY’S INDEMNIFICATION OBLIGATIONS FOR LIABILITIES TO THIRD PARTIES AS SET FORTH IN THIS AGREEMENT, THE MASTER SEPARATION AGREEMENT OR ANY ANCILLARY AGREEMENT.

Section 8.2 Services Received. B&W hereby acknowledges and agrees that:

(a) the Services to be provided hereunder are subject to and limited by the provisions of Section 2.5, Article VII and the other provisions hereof, including the limitation of remedies available to B&W that restricts available remedies resulting from a Service not provided in accordance with the terms hereof to non-payment and, in certain limited circumstances, the right to terminate this Agreement;

(b) the Services are being provided solely to facilitate the transition of B&W to a separate company as a result of the Distribution, and McDermott and its Affiliates do not provide any such Services to non-Affiliates;

(c) it is not the intent of McDermott and the other members of the MII Group to render, nor of B&W and the other members of the B&W Group to receive from McDermott and the other members of the MII Group, professional advice or opinions, whether with regard to tax, legal, treasury, finance, employment or other business and financial matters, or technical advice, whether with regard to information technology or other matters; B&W shall not rely on, or construe, any Service rendered by or on behalf of McDermott as such professional advice or opinions or technical advice; and B&W shall seek all third-party professional advice and opinions or technical advice as it may desire or need, and in any event B&W shall be responsible for and assume all risks associated with the Services, except to the limited extent set forth in Section 2.5 and Article VII;

(d) with respect to any software or documentation within the Services, B&W shall use such software and documentation internally and for their intended purpose only, shall not distribute, publish, transfer, sublicense or in any manner make such software or documentation available to other organizations or persons, and shall not act as a service bureau or consultant in connection with such software; and

(e) a material inducement to McDermott’s agreement to provide the Services is the limitation of liability and the release provided by B&W in this Agreement.

ACCORDINGLY, EXCEPT WITH REGARD TO THE LIMITED REMEDIES EXPRESSLY SET FORTH HEREIN, B&W SHALL ASSUME ALL LIABILITY FOR AND SHALL FURTHER RELEASE, DEFEND, INDEMNIFY AND HOLD MCDERMOTT, ANY MEMBER OF THE MII GROUP AND THEIR RESPECTIVE EMPLOYEES, OFFICERS, DIRECTORS AND AGENTS (ALL AS INDEMNIFIED PARTIES) FREE AND HARMLESS FROM AND AGAINST ALL LOSSES RESULTING FROM, ARISING OUT OF OR RELATED TO THE SERVICES, HOWSOEVER ARISING AND WHETHER OR NOT CAUSED BY THE NEGLIGENCE OR GROSS NEGLIGENCE OF MCDERMOTT, ANY MEMBER OF THE MII GROUP OR ANY THIRD PARTY SERVICE PROVIDER, OTHER THAN THOSE LOSSES CAUSED BY THE WILLFUL MISCONDUCT OF MCDERMOTT OR ANY MEMBER OF THE MII GROUP.

Section 8.3 Express Negligence. THE INDEMNITY, RELEASES AND LIMITATIONS OF LIABILITY IN THIS AGREEMENT (INCLUDING ARTICLES II AND VIII) ARE INTENDED TO BE ENFORCEABLE AGAINST THE PARTIES IN ACCORDANCE WITH THE EXPRESS TERMS AND SCOPE THEREOF NOTWITHSTANDING ANY EXPRESS NEGLIGENCE RULE OR ANY SIMILAR DIRECTIVE THAT WOULD PROHIBIT OR OTHERWISE LIMIT INDEMNITIES BECAUSE OF THE NEGLIGENCE OR GROSS NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT OR ACTIVE OR PASSIVE) OR OTHER FAULT OR STRICT LIABILITY OF ANY OF THE INDEMNIFIED PARTIES.

ARTICLE IX

CONFIDENTIALITY

Section 9.1 Confidentiality. B&W and McDermott each acknowledge and agree that the terms of Section 6.9 of the Master Separation Agreement shall apply to information, documents, plans and other data made available or disclosed by one party to the other in connection with this Agreement. B&W and McDermott each acknowledge and agree that any third party Information (to the extent such Information does not constitute McDermott Books and Records) provided by any member of the B&W Group to any member of the MII Group after the Distribution Date in connection with the provision of the Services by any member of the MII Group, or generated, maintained or held in connection with the provision of the Services by any member of the MII Group after the Distribution Date, in each case that primarily relates to the B&W Business, the B&W Assets, or the B&W Liabilities, shall not be considered Privileged Information of McDermott or Confidential Information of McDermott.

Section 9.2 System Security.

(a) If any party hereto is given access to the other party’s computer systems or software (collectively, the “Systems”) in connection with the Services, the party given access (the “Availed Party”) shall comply with all of the other party’s system security policies, procedures and requirements that have been provided to the Availed Party in advance and in writing (collectively, “Security Regulations”), and shall not tamper with, compromise or circumvent any security or audit measures employed by such other party. The Availed Party shall access and use only those Systems of the other party for which it has been granted the right to access and use.

(b) Each party hereto shall use commercially reasonable efforts to ensure that only those of its personnel who are specifically authorized to have access to the Systems of the other party gain such access, and use commercially reasonable efforts to prevent unauthorized access, use, destruction, alteration or loss of information contained therein, including notifying its personnel of the restrictions set forth in this Agreement and of the Security Regulations.

(c) If, at any time, the Availed Party determines that any of its personnel has sought to circumvent, or has circumvented, the Security Regulations, that any unauthorized Availed Party personnel has accessed the Systems, or that any of its personnel has engaged in activities that may lead to the unauthorized access, use, destruction, alteration or loss of data, information or software of the other party hereto, the Availed Party shall promptly terminate any such person’s access to the Systems and immediately notify the other party hereto. In addition, such other party hereto shall have the right to deny personnel of the Availed Party access to its Systems upon notice to the Availed Party in the event that the other party hereto reasonably believes that such personnel have engaged in any of the activities set forth above in this Section 9.2(c) or otherwise pose a security concern. The Availed Party shall use commercially reasonable efforts to cooperate with the other party hereto in investigating any apparent unauthorized access to such other party’s Systems.

ARTICLE X

FORCE MAJEURE

Section 10.1 Performance Excused. Continued performance of a Service may be suspended immediately to the extent caused by any event or condition beyond the reasonable control of the party suspending such performance (and not involving any willful misconduct of such party), including acts of God, pandemics, floods, fire, earthquakes, labor or trade disturbances, strikes, war, acts of terrorism, civil commotion, electrical shortages or blackouts, breakdown or injury to computing facilities, compliance in good faith with any Law (whether or not it later proves to be invalid), unavailability of materials or bad weather (a “Force Majeure Event”). B&W shall not be obligated to pay any amount for Services that it does not receive as a result of a Force Majeure Event (and the parties hereto shall negotiate reasonably to determine the amount applicable to such Services not received). In addition to the reduction of any amounts owed by B&W hereunder, during the occurrence of a Force Majeure Event, to the extent the provision of any Service has been disrupted or reduced, during such disruption or reduction, (a) B&W may replace any such affected Service by providing any such Service for itself or engaging one or more third parties to provide such Service at the expense of B&W and (b) McDermott shall cooperate with, provide such information to and take such other actions as may be reasonably required to assist such third parties to provide such substitute Service.

Section 10.2 Notice. The party claiming suspension due to a Force Majeure Event will give prompt notice to the other of the occurrence of the Force Majeure Event giving rise to the suspension and of its nature and anticipated duration.

Section 10.3 Cooperation. Upon the occurrence of a Force Majeure Event, the parties shall cooperate with each other to find alternative means and methods for the provision of the suspended Service.

ARTICLE XI

MISCELLANEOUS

Section 11.1 Entire Agreement. This Agreement, together with the documents referenced herein (including the Master Separation Agreement), constitutes the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof. To the extent any provision of this Agreement conflicts with the provisions of the Master Separation Agreement, the provisions of this Agreement shall be deemed to control with respect to the subject matter hereof.

Section 11.2 Binding Effect; No Third-Party Beneficiaries; Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns; and nothing in this Agreement, express or implied, is intended to confer upon any other person or entity any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. This Agreement may not be assigned by either party hereto, except with the prior written consent of the other party hereto.

Section 11.3 Amendment; Waivers. No change or amendment may be made to this Agreement except by an instrument in writing signed on behalf of both of the parties hereto. Either party hereto may, at any time, (i) extend the time for the performance of any of the obligations or other acts of the other, (ii) waive any inaccuracies in the representations and warranties of the other contained herein or in any document delivered pursuant hereto, and (iii) waive compliance by the other with any of the agreements, covenants or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. No failure or delay on the part of either party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty, covenant or agreement contained herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.

Section 11.4 Notices. Unless otherwise expressly provided herein, all notices, claims, certificates, requests, demands and other communications hereunder shall be in writing and shall be deemed to be duly given (i) when personally delivered or (ii) if mailed by registered or certified mail, postage prepaid, return receipt requested, on the date the return receipt is executed or the letter is refused by the addressee or its agent or (iii) if sent by overnight courier which delivers only upon the signed receipt of the addressee, on the date the receipt acknowledgment is executed or refused by the addressee or its agent or (iv) if sent by facsimile or electronic mail, on the date confirmation of transmission is received (provided that a copy of any notice delivered pursuant to this clause (iv) shall also be sent pursuant to clause (i), (ii) or (iii)), addressed to the attention of the addressee’s General Counsel at the address of its principal executive office or to such other address or facsimile number for a party hereto as it shall have specified by like notice.

Section 11.5 Counterparts. This Agreement, including the Schedules hereto and the other documents referred to herein, may be executed in multiple counterparts, each of which when executed shall be deemed to be an original but all of which together shall constitute one and the same agreement.

Section 11.6 Severability. If any term or other provision of this Agreement or the Schedules attached hereto is determined by a nonappealable decision by a court, administrative agency or arbitrator to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the court, administrative agency or arbitrator shall interpret this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the fullest extent possible. If any sentence in this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

Section 11.7 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the substantive laws of the State of Texas, without regard to any conflicts of law provisions thereof that would result in the application of the laws of any other jurisdiction.

Section 11.8 Performance. Each party hereto shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary or Affiliate of such party.

Section 11.9 Relationship of Parties. This Agreement does not create a fiduciary relationship, partnership, joint venture or relationship of trust or agency between the parties. The parties hereto agree that McDermott (and any other member of the MII Group which performs Services hereunder) is an independent contractor in the performance of Services for the B&W Group under this Agreement.

Section 11.10 Regulations. All employees of McDermott and the members of the MII Group shall, when on the property of B&W, conform to the rules and regulations of B&W concerning safety, health and security which are made known to such employees in advance in writing.

Section 11.11 Construction. This Agreement shall be construed as if jointly drafted by the parties hereto and no rule of construction or strict interpretation shall be applied against either party. In this Agreement, unless the context clearly indicates otherwise, words used in the singular include the plural and words used in the plural include the singular; and if a word or phrase is defined in this Agreement, its other grammatical forms, as used in this Agreement, shall have a corresponding meaning. Whenever the context requires, the gender of all words used in this Agreement includes the masculine, feminine and the neuter. Unless the context otherwise requires, the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation,” and the word “or” shall have the inclusive meaning represented by the phrase “and/or.” The words “shall” and “will” are used interchangeably in this Agreement and have the same meaning. Relative to the determination of any period of time hereunder, “from” means “from and including,” “to” means “to but excluding” and “through” means “through and including.” All references herein to a specific time of day in this Agreement shall be based upon Central Standard Time or Central Daylight Savings Time, as applicable, on the date in question. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Any reference herein to any Article, Section, Exhibit or Schedule means such Article or Section of, or such Exhibit or Schedule to, this Agreement, as the case may be, and references in any Section or definition to any clause means such clause of such Section or definition. As used in this Agreement, the words “this Agreement,” “herein,” “hereunder,” “hereof,” “hereto” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Section or other provision of this Agreement. The titles to Articles and headings of Sections contained in this Agreement, in any Exhibit or Schedule and in the table of contents to this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of or to affect the meaning or interpretation of this Agreement.

Section 11.12 Effect if Separation does not Occur. If the Distribution does not occur, then all actions and events that are, under this Agreement, to be taken or occur effective as of or following the Distribution Date, or otherwise in connection with the Distribution, shall not be taken or occur except to the extent specifically agreed by the parties and neither party shall have any liability or further obligation to the other party under this Agreement.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

MCDERMOTT INTERNATIONAL, INC.

By:
Name:
Title:

THE BABCOCK & WILCOX COMPANY

By:
Name:
Title:

[Signature Page to Transition Services Agreement]